CERTIFICATE OF INCORPORATION

                                       OF

                           GOLDENDALE HOLDING COMPANY


     The undersigned individual of the age of eighteen years or more, acting as incorporator under the Delaware General Corporation Law, adopts the following certificate of incorporation:


                                       I.

     The name of the corporation is Goldendale Holding Company (the "Company").


                                       II.

     The Company is intended to be employee owned. Ownership of the capital stock of the Company is limited to the following:

          (i) Employees of the Company or a wholly owned subsidiary of the Company.

          (ii) Trusts described in Section 401(a) of the Internal Revenue Code relating to a plan qualified under Section 401(a) whose sponsor is the Company or a wholly owned subsidiary of the Company.

          (iii) A corporation if 100 percent of the capital stock of the corporation is owned by a single shareholder described in (i) or (ii) above.


                                      III.

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                       IV.

     A.   Designation and Number of Authorized Shares.
          -------------------------------------------

          The total number of shares of stock which the Company has authority to issue is Five Hundred Thousand shares, consisting of:

          (i) One Hundred Fifty Thousand shares of Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"); and

          (ii) Three Hundred Fifty Thousand shares of Common Stock, par value $0.01 per share (the "Common Stock").

          The Series A Preferred Stock and the Common Stock shall be the only equity securities issued by the Company; no other class or series of equity securities with rights or privileges ranking senior to shares of the Common Stock may be issued by the Company at any time. The authorized number of shares of Series A Preferred Stock may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

     B.   Dividends and Distributions.
          ---------------------------

          (i) Dividend Rate for Series A Preferred Stock. Through December 31, 2001, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other capital stock of the Company, shall be entitled to receive cumulative dividends payable at the annual rate of $27.68 per share. In each calendar beginning on or after January 1, 2002, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other capital stock of the Company, shall be entitled to receive cumulative dividends payable at the annual rate per share set forth below:

              Year Ending               Dividend Per Share
              -----------               ------------------

          December 31, 2002             $29.93
          December 31, 2003             $32.18
          December 31, 2004             $34.43
           and thereafter

          (ii) Accrual of Cumulative Dividends. Dividends shall accrue quarterly in four equal amounts on March 31, June 30, September 30 and December 31 of each year (or, if any such day is not a business day, the next preceding business day; each such date being referred to herein as a "Quarterly Dividend Date"), commencing on the first Quarterly Dividend Date which is at least 15 days after the date of the original issuance of the Series A Preferred Stock.

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Dividends accruing on any Quarterly Dividend Date shall be prorated for any quarter in which the Series A Preferred Stock was outstanding for less than the full quarter.

          (iii) Payment. Dividends shall be paid when, as and if declared by the Board of Directors out of funds of the Company legally available therefor. All dividends payable under subsections (i) and (ii) above shall be paid in cash. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of dividends accrued at the time of such payment shall be allocated pro rata on a share-by-share basis among all outstanding shares. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days nor less than 10 days prior to the date fixed for the payment thereof.

          (iv) Payment in Kind. Commencing January 1, 2002, at the option of any holder of Series A Preferred Stock, such holder may request that the Company issue additional shares of fully paid and non-assessable Series A Preferred Stock equal in value to any accrued and unpaid cash dividends (the "Dividend Shares"). For purposes of determining the number of Dividend Shares to issue, the value of each share of Series A Preferred Stock shall be the fair market value determined on a minority ownership basis for purposes of transactions by the Company's qualified employee stock ownership plan or a qualified plan that is a successor thereto.

          (v) Dividends on the Common Stock. No dividends may be declared or paid on the Common Stock until all accrued dividends in respect of the Series A Preferred Stock have been paid.

     C.   Merger, Consolidation.
          ---------------------

          (i) Preferential Amount. In the event of any consolidation or merger of the Company with or into any other corporation or other entity or person, or a sale, conveyance or disposition of all or substantially all of the assets of the Company, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the Company in which in excess of 50 percent of the Company's voting power is transferred, then holders of the Series A Preferred Stock shall first receive for each share of such stock, in cash or securities received from the acquiring corporation or a combination thereof, at the closing of any such transaction, an amount equal to $225.00 for such share plus any accrued but unpaid dividends thereon as of the date of closing of such transaction, unless applicable provisions of the Employment Retirement Income Security Act of 1974, as amended, require a greater amount. In the event the amount payable in respect of the proposed transaction is not sufficient to permit payment of the full amount described in the preceding sentence, then the entire amount payable in respect of the proposed transaction shall be distributed ratably among the holders of the Series A Preferred Stock, according to their respective payments that would have been payable in respect of the shares held by them upon such transaction if all payments

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
payable on or with respect to such shares were paid in full in accordance with the preceding sentence.

          (ii) Treatment of Common Stock. After the distribution required by subsection (i) above has been paid, any remaining consideration to be paid in such transaction shall be distributed to the holders of Common Stock pro rata.

          (iii) Valuation of Securities. Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to subsection (i) above shall be valued as follows:

               (A) With respect to securities not subject to investment letter or other similar restrictions on free marketability,

                    (1) If listed or admitted for trading on a national
               securities exchange, the value shall be deemed to be the average of the last sale price, or closing bid price if no sale occurred, of such securities on such exchange over the 30-day period ending three days prior to the closing;

                    (2) If quoted on the National Market of the NASDAQ System, or any similar system of automated dissemination of quotations of securities prices then in common use, the average of the last reported sale price if such price is so quoted or, if not so quoted, the average of the mean between the high bid and low asked quotations, over the 30 day period ending three days prior to the closing;

                    (3) If quoted on a national securities or central market
               system, other than as described in (1) or (2) above, for which actual transactions are reported, the average of the last sale price, or the closing bid price if no sale occurred, of such security over the 30 day period ending three days prior to closing;

                    (4) If quoted on a national securities or central market
               system, other than as described in (1) or (2) above, for which bid and asked quotations are reported but actual transactions are not, the average of the mean between the high bid and low asked quotations over the 30 day period ending three days prior to the closing;

                    (5) With respect to a security without an ascertainable
               market price, the fair market value thereof, as mutually determined by the Company and the holders of a majority of the then outstanding shares of Series A Preferred Stock).

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount

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          from the market value determined as above in paragraph (A)(1), (2),
          (3), (4) or (5) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

     D.   Liquidation Preference.
          ----------------------

          (i) Preferential Amount. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets and funds of the Company available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $225.00 plus any accrued but unpaid dividends thereon determined in accordance with Section
B. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, according to their respective preferences that would have been payable in respect of the shares held by them upon such distribution if all preferences payable on or with respect to such shares were paid in full.

          (ii) Treatment of Common Stock. After the payment or distribution described in subsection (i) above has been made, the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed among the holders of the Common Stock pro rata.

          (iii) Consolidation or Merger. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the completion by the Company of a transaction or series of related transactions in which more than 50 percent of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section D, but shall instead be treated pursuant to Section C hereof.

     E.   Redemption.
          ----------

          (i) Company's Right to Redeem. The Company may at any time after December 31, 1998, at its option, redeem any or all outstanding shares of Series A Preferred Stock, by paying therefor the sum of the following (the "Redemption Price") in accordance with the terms of this Section E:

               (A) if the Redemption Date (as defined below) is (1) prior to January 1, 2000, $230.63 per share, (2) after December 31, 1999 and prior to January 1, 2001, $228.38 per share, (3) after December 31, 2000 and prior to January 1, 2002, $227.25 per share, and (4) after December 31, 2001, $225.00 per share; plus

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
               (B) all accrued but unpaid dividends thereon to the Redemption Date.

               The Company shall pay the Redemption Price in cash.

          (ii) Notice of Redemption. The Company will mail written notice of each redemption of any shares of Series A Preferred Stock to each record holder of shares of Series A Preferred Stock not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. The date on which the written notice is mailed shall be the "Redemption Date." Upon mailing any notice of redemption, the Company will become obligated to redeem the total number of shares of Series A Preferred Stock specified in such notice for the Redemption Price in cash at the time of redemption specified therein. In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred Stock will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.

          (iii) Determination of the Number of Each Holder's Shares to be Redeemed. The number of shares of Series A Preferred Stock to be redeemed from each holder thereof in redemptions hereunder will be the number of shares of Series A Preferred Stock determined by multiplying the total number of shares of Series A Preferred Stock to be redeemed times a fraction, the numerator of which will be the total number of shares of Series A Preferred Stock then held by such holder and the denominator of which will be the total number of shares of Series A Preferred Stock then outstanding.

          (iv) Dividends After Redemption Date. No share of Series A Preferred Stock is entitled to any dividends accruing after the Redemption Date of such share. On such date all rights of the holder of such share will cease, and such share will not be deemed to be outstanding.

          (v) Redeemed or Otherwise Acquired Shares. Any shares which are redeemed or otherwise acquired by the Company will be canceled and will not be reissued, sold or transferred.

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
     F.   Voting Rights; Protective Provisions.
          ------------------------------------

          (i) Series A Preferred Stock. In addition to any voting rights provided elsewhere herein and any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

               (A) The shares of Series A Preferred Stock and the shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Company, including without limitation the election of directors. In any such vote, the holders of shares of Series A Preferred Stock shall be entitled to one vote per share and, with respect to such vote(s), shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

               (B) So long as any shares of Series A Preferred Stock are outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the number of then-outstanding shares of Series A Preferred Stock, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent (which consent need not take the form of a formal written consent of stockholders pursuant to Section 228 of the Delaware General Corporation Law), the Company shall not:

                    (1) authorize, create or obligate itself to issue any class or series, or any shares of any class or series, of equity security (including any security convertible into or exercisable for any equity security), having powers, designations, preferences or relative, participating, optional or other special rights prior to or on parity with the Series A Preferred Stock; or

                    (2) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely or to increase the authorized number of shares of Series A Preferred Stock.

          (ii) Common Stock. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Company's stockholders.


                                       V.

          The address of the initial registered office of the Company is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of the initial registered agent of the Corporation at such address is The Corporation Trust Company.

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
                                       VI.

          The name and address of the incorporator is Kris Ormseth, 999 Main Street, Suite 1015, Boise, Idaho 83702.


                                      VII.

          The Board of Directors of the Company, acting by majority vote, may alter, amend or repeal the Bylaws of the Company.


                                      VIII.

     A. The Company shall indemnify to the fullest extent then permitted by the law any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Company) by reason of the fact that the person is or was a director or officer of the Company, or serves or served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in any official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

          Any person other than a director or officer who is or was an employee or agent of the Company, or fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plans of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise may be indemnified to such extent as the board of directors in its discretion at any time or from time to time may authorize.

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
     B. No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the liability of a director shall not be eliminated (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.


                                       IX.

          The name and mailing address of the person who is to serve as the director of the Company until the first annual meeting of stockholders and until his successor is elected and qualified is:

               Brett Wilcox
               2727 NW Westover
               Portland, OR 97210


          I, THE UNDERSIGNED, being the sole incorporator herebefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring, affirming, acknowledging and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of May, 1996.


                                       KRIS ORMSETH
                                       --------------------------
                                       Kris Ormseth, Incorporator

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